EXHIBIT 99.1

From:     DRYCLEAN USA. Inc.

              290 NE 68 Street
              Miami, FL 33138
              Michael Steiner (305) 754-4551
              Venerando Indelicato (813) 814-0722

FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Record Revenues Along With Increased Earnings for Fiscal 2007

Company declares a $.04 per Share Semi-Annual Dividend

Miami, FL – September 26, 2007 – DRYCLEAN USA, Inc. (AMEX:DCU) today reported results of operations for the Company’s year ended June 30, 2007.

Revenues for fiscal 2007 increased to a record $22,748,527, an increase of 11.4% over last year’s record revenues of $20,414,890. Net earnings increased to $880,990, or $.13 per diluted share for fiscal 2007 from $803,981 or $.11 per diluted share in fiscal 2006, an increase of 9.6%.

The Company also announced that its Board of Directors declared a $.04 per share semi-annual dividend, payable on November 1, 2007 to shareholders of record on October 12, 2007.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA Inc., stated: “We are pleased with the Company’s performance during fiscal 2007, having reached record revenues and increased earnings, maintained a strong cash position and continued to declare semi-annual dividends.” Mr. Indelicato also added “Although the rate of economic growth in the United States is expected to slow and the delivery of certain laundry equipment will tighten in fiscal 2008, we believe the Company will experience another successful year given its current backlog and the level of business activity.”

DRYCLEAN USA, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

DRYCLEAN USA, Inc.

                     DRYCLEAN USA, Inc. (AMEX:DCU)

                     Summary of Consolidated Statements of Income

	Year ended June 30,
	2007	2006
Revenues	$22,748,527	$20,414,890
Earnings before income taxes	1,410,724	1,228,177
Provision for income taxes	529,734	424,196

Net earnings	$880,990	$803,981
Basic and diluted earnings per share	$.13	$.11
Weighted average shares outstanding:
Basic	7,034,390	7,026,950
Diluted	7,037,846	7,031,710